Exhibit 99.(a)(1)(L)

            FORM OF ELECTRONIC TRANSMISSION TO ELIGIBLE PARTICIPANTS
                             EXTENDING OFFER PERIOD

[communication to be in email format]

PLEASE BE ADVISED THAT PDI, INC. HAS EXTENDED THE OFFER TO EXCHANGE TERMINATION DATE TO MAY 12, 2003. ACCORDINGLY, YOU HAVE UNTIL 5:00 P.M., EASTERN STANDARD TIME, ON MONDAY, MAY 12, 2003 IN WHICH TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO EXCHANGE DATED MARCH 31, 2003.

IF YOU DO NOT RETURN AN ELECTION FORM BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON MONDAY, MAY 12, 2003, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL CONTINUE ON THEIR CURRENT TERMS.

If you have any questions, please send an email to exchangeplanadmin@pdi-inc.com.


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